                                                                  EXHIBIT (a)(1)


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                CYBERMEDIA, INC.
                                       AT

                              $9.50 NET PER SHARE
                                       BY
                           CYCLONE ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF
                            NETWORK ASSOCIATES, INC.

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT,
        NEW YORK CITY TIME, ON FRIDAY, AUGUST 28, 1998, UNLESS EXTENDED.

    THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, (I) SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF CYBERMEDIA, INC. (THE "COMPANY") THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (INCLUDING, FOR PURPOSES OF SUCH CALCULATION, ALL SHARES ISSUABLE UPON EXERCISE OF OUTSTANDING STOCK OPTIONS AND WARRANTS THAT ARE VESTED OR SCHEDULED TO VEST PRIOR TO OCTOBER 31, 1998 WITH AN EXERCISE PRICE LESS THAN THE OFFER PRICE (AS DEFINED BELOW), AND CONVERSION OF ALL CONVERTIBLE SECURITIES OR OTHER RIGHTS TO PURCHASE OR ACQUIRE SHARES WITH A CONVERSION PRICE LESS THAN THE OFFER PRICE) BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) OR HELD BY NETWORKS ASSOCIATES, INC. ("PARENT"), CYCLONE ACQUISITION CORP., A WHOLLY-OWNED SUBSIDIARY OF PARENT ("PURCHASER"), OR ANY AFFILIATE THEREOF OR ISSUABLE UPON THE EXERCISE OR CONVERSION OF ANY EQUITY OR DEBT SECURITY HELD BY PARENT, PURCHASER OR ANY AFFILIATE THEREOF WHICH IS THEN EXERCISABLE OR CONVERTIBLE, AND
(II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENT ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO THE OTHER TERMS AND CONDITIONS SET FORTH IN SECTIONS 1 AND 15 OF THIS OFFER TO PURCHASE.

    THIS OFFER (THE "OFFER") IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 28, 1998 (THE "MERGER AGREEMENT"), BY AND AMONG PARENT, PURCHASER AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY
(A) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER OF PURCHASER WITH AND INTO THE COMPANY, ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF THE SHARES,
(B) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND (C) RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE TRANSACTIONS CONTEMPLATED THEREBY.
                            ------------------------
                                   IMPORTANT

    Any stockholder of the Company desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as defined herein) or follow the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

    Any stockholder of the Company who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

    Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent, at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                            ------------------------
  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF
 THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY
                                  IS UNLAWFUL.

                            ------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:
                            MACKENZIE PARTNERS, INC.
              THE DATE OF THIS OFFER TO PURCHASE IS AUGUST 3, 1998

                               TABLE OF CONTENTS

SECTION                                                                PAGE
-------                                                                ----
Introduction.........................................................    1
 1.      Terms of the Offer..........................................    3
 2.      Acceptance for Payment and Payment for Shares...............    4
 3.      Procedure for Tendering Shares..............................    5
 4.      Withdrawal Rights...........................................    7
 5.      Certain Federal Income Tax Consequences.....................    7
 6.      Price Range of Shares; Dividends on the Shares..............    8
 7.      Effect of the Offer on Nasdaq National Market Listing,
         Market for Shares and SEC Registration......................    8
 8.      Certain Information Concerning the Company..................    9
 9.      Certain Information Concerning Purchaser and Parent.........   11
10.      Source and Amount of Funds..................................   12
11.      Background of the Offer.....................................   12
12.      Purpose of the Offer; The Merger; Plans for the Company.....   14
13.      The Transaction Documents...................................   16
14.      Dividends and Distributions.................................   28
15.      Certain Conditions to Purchaser's Obligations...............   29
16.      Certain Regulatory and Legal Matters........................   30
17.      Fees and Expenses...........................................   31
18.      Miscellaneous...............................................   31
Annex I. Certain Information Concerning the Directors and Executive
  Officers of Parent and Purchaser...................................  I-1

TO THE HOLDERS OF COMMON STOCK OF CYBERMEDIA, INC.:

                                  INTRODUCTION

     Cyclone Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Networks Associates, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (collectively, the "Shares"), of CyberMedia, Inc., a Delaware corporation (the "Company"), at a purchase price of $9.50 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash, without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3. Purchaser will pay all charges and expenses of BankBoston, N.A. (the "Depositary"), and MacKenzie Partners, Inc. (the "Information Agent") for their respective services in connection with the Offer and the Merger (as hereinafter defined). See Section 17.

     Purchaser is a corporation newly formed by Parent in connection with the Offer and the transactions contemplated by the Merger Agreement (as hereinafter defined).

     THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY (A) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER OF PURCHASER WITH AND INTO THE COMPANY, ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF THE SHARES (B) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND (C) RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE TRANSACTIONS CONTEMPLATED THEREBY.

     THE COMPANY'S BOARD OF DIRECTORS HAS RECEIVED THE OPINION OF HAMBRECHT & QUIST LLC, THE COMPANY'S FINANCIAL ADVISOR ("H&Q"), DATED JULY 28, 1998, TO THE EFFECT THAT, AS OF SUCH DATE AND SUBJECT TO THE VARIOUS ASSUMPTIONS AND LIMITATIONS SET FORTH THEREIN, THE CASH CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY PURSUANT TO THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS. A COPY OF THAT OPINION IS SET FORTH IN FULL AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON
SCHEDULE 14D-9 WHICH IS BEING MAILED TO THE COMPANY'S STOCKHOLDERS, AND STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS HEREINAFTER DEFINED) OR THERE BEING HELD BY PARENT, PURCHASER OR ANY AFFILIATE THEREOF OR ISSUABLE UPON THE EXERCISE OR CONVERSION OF ANY EQUITY OR DEBT SECURITY HELD BY PARENT, PURCHASER OR ANY AFFILIATE THEREOF WHICH IS THEN EXERCISABLE OR CONVERTIBLE, SHARES THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING, ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (INCLUDING, FOR PURPOSES OF SUCH CALCULATION, ALL SHARES ISSUABLE UPON EXERCISE OF OUTSTANDING STOCK OPTIONS AND WARRANTS WHICH ARE VESTED OR SCHEDULED TO VEST PRIOR TO OCTOBER 31, 1998 WITH AN EXERCISE PRICE LESS THAN THE OFFER PRICE, AND CONVERSION OF ALL CONVERTIBLE SECURITIES OR OTHER RIGHTS TO PURCHASE OR ACQUIRE SHARES WITH A CONVERSION PRICE LESS THAN THE OFFER PRICE) (THE "MINIMUM CONDITION") AND (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENT ACT OF 1976, AS AMENDED. SEE SECTIONS 1 AND 15.

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

     The Company has represented to Parent and Purchaser that, as of July 27, 1998, there were 13,362,540 Shares issued and outstanding, and has provided information to Parent as to the number of outstanding stock options (the "Options") and warrants (the "Warrants") to purchase Shares which are vested or scheduled to vest (without taking into account any potential acceleration of vesting) prior to October 31, 1998 and which have exercise prices below $9.50 per Share. In addition, Parent holds a Secured Subordinated Convertible Promissory Note of the Company in the principal amount of $10,000,000 (the "Convertible Note") which is convertible at a conversion price of $6.66 per Share. The Convertible Note was issued by the Company pursuant to a Note Purchase and Security Agreement (the "Loan Agreement") entered into on July 28, 1998. See Section 13. Upon conversion in full, the Convertible Note allows Parent to acquire approximately 1,500,000 Shares. Based on the foregoing, and assuming that 1,500,000 Shares are issued to Parent upon conversion of the Convertible Note, Purchaser believes that approximately 6,250,000 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied. See
Section 1.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 28, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. The Merger Agreement is more fully described in Section 13. The Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by stockholders of the Company if such approval is required by applicable law. See Section 12. If Purchaser acquires a majority of the outstanding Shares, it will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder of the Company. If Purchaser acquires at least 90% of the outstanding Shares, Parent intends to approve and consummate the Merger without any action by, or any further prior notice to, the other stockholders of the Company pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"). In the Merger, each outstanding Share other than
(i) Shares held directly or indirectly by Parent, Purchaser, the Company or any of their wholly-owned subsidiaries, and (ii) Shares held by stockholders who have properly exercised their appraisal rights under the DGCL) immediately prior to the Effective Time (as defined below) will be canceled and extinguished and converted into the right to receive the Offer Price, without interest thereon. See Section 13.

     Concurrently with the execution of the Merger Agreement, Parent entered into support agreements (the "Support Agreements") with each member of the Company's Board of Directors and two of its executive officers who are not directors. See Section 13. Pursuant to the Support Agreements, such directors and officers have agreed, among other things, to tender, in accordance with the terms of the Offer, all of the Shares beneficially owned by them. In the aggregate, approximately 2,787,116 Shares are subject to the Support Agreements, representing approximately 18.0% of the outstanding Shares on a fully diluted basis (approximately 20.9% of the currently outstanding Shares). In addition, Parent has the right to obtain approximately 1,500,000 Shares upon conversion in full of the Convertible Note. The Shares subject to the Support Agreements together with the Shares subject to the Convertible Note represent approximately 27.7% of the outstanding Shares on a fully diluted basis (approximately 28.9% of the currently outstanding Shares plus the Shares issuable upon conversion of the Convertible Note).

     Also concurrently with the execution of the Merger Agreement, Parent and the Company entered into a stock option agreement (the "Company Option Agreement") pursuant to which Parent acquired the option to purchase under certain circumstances Shares equal to 19.9% of the total number of Shares outstanding as of the date of the Merger Agreement less any Shares issuable upon full conversion of the Convertible Note.

     The information contained in this Offer to Purchase concerning the Company was supplied by the Company. Purchaser and Parent take no responsibility for the completeness or accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Parent and Purchaser was supplied by Purchaser. The Company takes no responsibility for the completeness or accuracy of such information.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     References herein to Parent shall, unless the context indicates otherwise, include Parent and all of its subsidiaries including Purchaser.

     THIS OFFER TO PURCHASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THE RISKS ASSOCIATED WITH SATISFYING THE VARIOUS CONDITIONS TO THE OFFER. CERTAIN OF THESE FACTORS AS WELL AS ADDITIONAL RISKS AND UNCERTAINTIES, ARE DETAILED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION").

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means Midnight, New York City time, on Friday, August 28, 1998, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires.

     Purchaser expressly reserves the right to waive any conditions to the Offer set forth in Section 15 (the "Tender Offer Conditions") (other than the conditions set forth in clauses (i) or (iii)(d) of Section 15), to increase the Offer Price, to extend the duration of the Offer, or to make any other changes in the terms and conditions of the Offer; provided, however, that, without the Company's prior written consent, no such change may be made which decreases the price per Share payable in the Offer, changes the form of consideration to be paid in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to the Tender Offer Conditions or amends any other material terms of the Offer in a manner adverse to the Company's stockholders; and provided further that the Offer may not, without the Company's prior written consent, be extended beyond September 30, 1998, except that Purchaser may extend the Offer for up to 10 business days if, as of such date, there shall not have been tendered at least 90% of the outstanding Shares. In addition, if at any scheduled Expiration Date any of the conditions to the Offer have not been satisfied or waived by Parent, but are capable of being satisfied, Parent shall from time to time extend the Offer until such conditions are satisfied or waived, provided that Parent shall not be required to extend the Offer beyond September 15, 1998. Subject to the foregoing restrictions, Purchaser reserves the right (but will not be obligated), in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer.

     If Purchaser shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and, if at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15. As described in the Introduction to this Offer to Purchase, Purchaser believes that in order to satisfy the Minimum Condition, approximately 6,250,000 Shares must be validly tendered and not withdrawn prior to the Expiration Date.

     Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion, to delay payment for the Shares regardless of whether such Shares were accepted by it for payment, in order to comply with applicable law or, subject to the limitations set forth in the Merger Agreement, to terminate the Offer and not accept for payment any Shares not previously accepted by it for payment or paid for, if at the Expiration Date, any of the conditions set forth in Section 15 are not satisfied, by giving to the Depositary oral or written notice of such delay or termination. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, or termination or amendment of the Offer, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. The reservation by Purchaser of the right to delay acceptance for payment of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer. Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares whether or not Purchaser exercises its right to extend the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period is generally required to allow for adequate dissemination to stockholders and investor response.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right in its sole discretion, to delay payment for the Shares regardless of whether such Shares were accepted by it for payment, in order to comply with applicable law. See Sections 1 and 15. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "DTC"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the DTC has received an express acknowledgment from the participant in the DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 15, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price for Shares by Purchaser by reason of any delay in making such payment.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expenses to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the DTC, such Shares will be credited to an account maintained within the DTC), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent or to one or more direct or indirect subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) there must be compliance with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO THE DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the DTC's system may make book-entry delivery of Shares by causing the DTC to transfer such Shares into the Depositary's account at the DTC in accordance with the DTC's procedures for transfer. Although delivery of Shares may be effected through book-entry at the DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     Signature Guarantees. Signatures on the Letter of Transmittal need not be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), by a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution," as defined in Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) as noted in the following sentence. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for unpurchased Shares are to be issued to a person other than the registered owner or owners, then the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if such tender complies with all of the following guaranteed delivery procedures:

          (a) the tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (c) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any required signature guarantees and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE DTC, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for the Shares (or a Book-Entry Confirmation), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     Backup Federal Income Tax Withholding. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, A TENDERING STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 TO THE LETTER OF TRANSMITTAL.

     Determinations of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after July 28, 1998). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Shares. Upon acceptance for payment, all prior proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or in connection with any action by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights, including voting at any meeting of stockholders then scheduled.

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as the tendering stockholder's representation and warranty that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, if the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or
(y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after October 2, 1998. If acceptance for payment or payment for Shares is delayed for any reason or if Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the DTC to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be returned at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations or non-U.S. persons), or to persons holding Shares as part of a "straddle," "hedge," or "conversion transaction." This discussion does not address any aspect of state, local or foreign taxation.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than 18 months.

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder (a) fails to furnish his social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with his own tax advisor as to his qualification for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES.

     According to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Company 10-K"), the Shares are listed and traded on the Nasdaq National Market under the symbol "CYBR" and the Company has not paid any cash dividends on the Shares. Pursuant to the Merger Agreement, the Company has agreed not to declare, set aside or pay any dividends on or make any other distributions in respect of the Shares until the earlier of the termination of the Merger Agreement pursuant to its terms, consummation of the Merger, or such time as Parent's designees shall constitute a majority of the Company's Board of Directors. The following table sets forth the high and low closing sale prices per Share on the Nasdaq National Market for the periods indicated, as reported in published financial sources.

                                                               HIGH        LOW
                                                              -------    -------
Year Ended December 31, 1996:
  Fourth Quarter (from October 23, 1996)....................  $25.500    $14.250
Year Ended December 31, 1997:
  First Quarter.............................................   22.000      7.875
  Second Quarter............................................   20.500      8.500
  Third Quarter.............................................   28.250     12.500
  Fourth Quarter............................................   30.875     13.625
Year Ending December 31, 1998:
  First Quarter.............................................   16.750      6.750
  Second Quarter............................................    8.750      4.313
  Third Quarter (through July 31, 1998).....................    9.219      3.875

     The closing sale price per Share on the Nasdaq National Market on July 27, 1998, the last full day of trading prior to the public announcement of Purchaser's intention to make the Offer, was $7.5625. The closing sale price per Share on the Nasdaq National Market on July 31, 1998, the last full day of trading prior to the commencement of the Offer, was $9.1875. Stockholders are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the proxy materials and annual and quarterly reports referred to in Section 8.

7. EFFECT OF THE OFFER ON NASDAQ NATIONAL MARKET LISTING, MARKET FOR SHARES AND SEC REGISTRATION.

     The purchase of the Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the Nasdaq National Market. If trading volume were to be lower than such standards, quotations might continue to be published in the "additional list" or in one of the "local lists," or such quotations might not be published at all. If the number of holders of Shares (based on round lots) fell below 400, Nasdaq might cease to provide quotations but quotations might still be available from other sources. Purchaser cannot predict whether Nasdaq trading volume standards for publication will be met after the Offer.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. It is the intention of Purchaser to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were to be terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act or the proxy statement requirements of the Exchange Act in connection with stockholders' meetings; and the Shares would no longer be eligible for Nasdaq National Market reporting. Furthermore, if such registration were to be terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Purchaser has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Parent and Purchaser.

     The Company is a Delaware corporation with its principal executive offices located at 2850 Ocean Park Blvd., Suite 100, Santa Monica, CA 90405. According to the Company 10-K, the Company is a provider of automatic service and support software products for Windows-based PC users.

     Set forth below is certain summary consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the consolidated financial statements presented in the Company 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998. More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission (which may be inspected or obtained in the manner set forth below), and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein or incorporated therein by reference.

                          CYBERMEDIA AND SUBSIDIARIES
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                           YEAR ENDED        THREE MONTHS ENDED
                                                          DECEMBER 31,           MARCH 31,
                                                       ------------------    ------------------
                                                        1997       1996       1998       1997
                                                       -------    -------    -------    -------
                                                        IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
STATEMENT OF OPERATIONS DATA:
  Net sales..........................................  $71,227    $38,524     $4,697    $16,533
  Income (loss) from operations......................  (10,328)    (3,833)   (16,321)     1,650
  Net income (loss)..................................  (11,740)    (3,483)   (16,049)     1,332
  Net income (loss) per common share.................    (0.97)     (0.88)     (1.27)      0.11
BALANCE SHEET DATA (END OF PERIOD):
  Total assets.......................................  $60,103    $56,450    $41,248    $57,373
  Long-term debt.....................................       --         --         --         --
  Stockholders' equity...............................   36,644     43,668     21,889     44,762

     Certain Recent Developments. On July 28, 1998, the Company announced its consolidated financial results for the second quarter ended June 30, 1998. Total revenues for the three months ended June 30, 1998 were $5.9 million, compared to $20.4 million for the three months ended June 30, 1997. Net loss was $11.9 million, or $0.91 per basic and diluted common share, for the three months ended June 30, 1998, compared to a net loss of $6.7 million, or $0.55 per basic and diluted common share, for the comparable prior year period.

     Total revenues for the six months ended June 30, 1998 were $10.6 million, compared to $37.0 million for the six months ended June 30, 1997. Net loss was $27.9 million, or $2.18 per basic and diluted common share, for the six months ended June 30, 1998, compared to a net loss of $5.4 million, or $0.45 per basic and diluted common share, for the comparable prior year period.

     Certain Company Estimates. During the course of discussions between Parent and the Company that led to the execution of the Merger Agreement (see Section
11), the Company provided Parent with certain information relating to the Company which Purchaser believes is not publicly available. This information included a preliminary estimated pro forma consolidated statement of operations for the Company for fiscal years 1998 and 1999 developed by the Company's senior management following the Company's second quarter ended June 30, 1998 and predicated on various assumptions made at that time with respect to economic conditions, sales, gross profits, operating expenses and outstanding borrowings. These financial projections also assumed, among other things, that the Company would obtain $10 million in working capital from an equity financing during the third quarter of 1998. Based on the foregoing, the Company's fiscal 1998 estimate included net sales of $41.2 million, operating losses of $33.1 million and net losses of $32.4 million. The Company's fiscal 1999 estimate (prepared on the basis of the same assumptions) included net sales of $80.5 million, operating income of $4.9 million and net income of $4.9 million. The foregoing information has been excerpted from the materials presented to Parent by the Company and does not reflect consummation of the Offer or the Merger. Parent did not give significant weight to this information in assessing the value of the Shares or evaluating the business or prospects of the Company.

     The foregoing estimates constitute forward-looking statements that involve risks and uncertainties that could cause actual results to vary materially from those estimated, including, but not limited to, risks associated with fluctuations in operating results, business conditions in the computer software industry, product introductions, patterns of customer and distributor purchases, competition, rapid technological change and other factors. These risks and uncertainties are discussed in greater detail in the Company's periodic filings with the Commission.

     THE COMPANY DOES NOT AS A MATTER OF COURSE MAKE PUBLIC ANY ESTIMATES AS TO FUTURE PERFORMANCE OR EARNINGS, AND THE ESTIMATES SET FORTH ABOVE ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THE INFORMATION WAS MADE AVAILABLE TO PARENT BY THE COMPANY. THE COMPANY HAS INFORMED PARENT THAT THE ESTIMATES WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING ESTIMATES OR FORECASTS. THE COMPANY HAS ALSO INFORMED PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE ESTIMATES PROVIDED TO PARENT WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISION-MAKING PURPOSES AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, PURCHASER OR PARENT. MANY OF THE ASSUMPTIONS UPON WHICH THE ESTIMATES WERE BASED, NONE OF WHICH WAS APPROVED BY PARENT OR PURCHASER, ARE DEPENDENT UPON ECONOMIC FORECASTING (BOTH GENERAL AND SPECIFIC TO THE COMPANY'S BUSINESSES), WHICH IS INHERENTLY UNCERTAIN AND SUBJECTIVE. THE INCLUSION OF THE FOREGOING ESTIMATES SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY, PURCHASER, PARENT OR ANY OTHER PERSON WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS, AND NEITHER PURCHASER NOR PARENT HAS RELIED ON THEM AS SUCH. NONE OF THE COMPANY, PURCHASER OR PARENT ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF ANY OF THE ESTIMATES OR ANY OBLIGATION TO UPDATE ANY SUCH ESTIMATES.

     Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition, and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements, and other information should be available for inspection at the Commission's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies should be obtainable upon payment of the Commission's customary charges by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding companies that file electronically with the Commission.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     Purchaser, a Delaware corporation, was recently incorporated for the purposes of making the Offer and effecting the Merger. All of the outstanding capital stock of Purchaser is owned by Parent. The principal executive offices of Purchaser are located at 3965 Freedom Circle, Santa Clara, CA 95054.

     Until immediately prior to the time Purchaser purchases Shares and immediately prior to the Merger, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer, the Merger Agreement and the Merger. Since Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information is available with respect to it.

     Parent is a Delaware corporation with its principal executive offices located at 3965 Freedom Circle, Santa Clara, CA 95054. Parent is a leading developer and supplier of enterprise network security and management solutions.

     The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of Purchaser and Parent are set forth in Annex I to this Offer to Purchase. Except for the Convertible Note and the Company Option Agreement which are held by Parent and were acquired by Parent on July 28, 1998, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Annex I of this Offer to Purchase or any associate or majority-owned subsidiary of such person or entity, beneficially owns or has any right to acquire, directly or indirectly, any Shares, and, to the best knowledge of Parent and Purchaser, no such person or entity has effected any transaction in the Shares during the past 60 days.

     Set forth below is certain summary condensed consolidated financial information with respect to Parent and its subsidiaries excerpted or derived from the condensed consolidated financial statements presented in Parent's Annual Report on Form 10-K for the year ended December 31, 1997 and Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, after giving effect to restatement for the effects of Parent's merger with Trusted Information Systems, Inc. during the second quarter of 1998. More comprehensive financial information is included in such reports and in other documents filed by Parent with the Commission (which may be inspected or obtained in the manner set forth below), and the following summary is qualified in its entirety by reference to such reports or other documents and all of the financial information and notes contained therein or incorporated therein by reference.

                   NETWORK ASSOCIATES, INC. AND SUBSIDIARIES
                 SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA

                                                                                THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,             MARCH 31,
                                              ------------------------------    -------------------
                                                1997       1996       1995        1998       1997
                                              --------   --------   --------    --------   --------
                                                     IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
STATEMENTS OF OPERATIONS DATA:
  Net revenue...............................  $647,859   $421,794   $278,910    $196,332   $148,480
  Income from operations....................     6,700    105,846     59,696      54,218     44,135
  Net income (loss).........................   (36,919)    64,110     42,341      35,860     30,503
  Net income (loss) per share:
     Basic..................................     (0.34)      0.65       0.45        0.31       0.28
     Diluted................................     (0.34)      0.59       0.41        0.29       0.26

                                                         DECEMBER 31,              MARCH 31,
                                                      -------------------    ---------------------
                                                        1997       1996         1998        1997
                                                      --------   --------    ----------   --------
                                                                      IN THOUSANDS
BALANCE SHEET DATA:
  Total assets......................................  $655,699   $457,756    $1,112,434   $658,862
  Total current liabilities.........................   239,668    121,310       240,579    237,878
  Total liabilities.................................   255,207    128,833       612,063    253,492
  Total equity......................................   400,492    328,923       500,371    405,371

     Available Information. Parent is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition, and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interest of such persons in transactions with Parent, and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements, and other information should be available for inspection at the Commission's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies should be obtainable upon payment of the Commission's customary charges by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

     Purchaser is not subject to the informational filing requirements of the Exchange Act. Purchaser does not file reports or other information with the Commission relating to its business, financial condition or other matters.

10. SOURCE AND AMOUNT OF FUNDS.

     If all Shares (including Shares issuable upon exercise or conversion of all stock options, vested or scheduled to vest prior to August 28, 1998, and convertible securities or other rights to purchase or acquire Shares), are tendered to and purchased by Purchaser, the aggregate purchase price for such Shares and all estimated commissions, fees and expenses related to the Offer will be approximately $131.5 million. Purchaser intends to obtain the funds necessary to make such payments through a capital contribution from Parent which will be made at the time the Shares tendered pursuant to the Offer are accepted for payment. Parent intends to obtain such funds from Parent's available working capital. Neither the Offer nor the Merger is conditioned on obtaining financing.

11. BACKGROUND OF THE OFFER.

     Business combinations have been a significant part of Parent's business strategy. Parent has an active corporate development program to review and evaluate potential corporate acquisition opportunities and other strategic transactions with the aim of obtaining and developing access to technologies, products and distribution channels that are complementary to its focus on enterprise network security and management solutions and related desktop computer software products. Over the past few years, Parent has completed numerous acquisitions of public and private companies.

     On February 20, 1998, William L. Larson, the Chief Executive Officer and Chairman of the Board of Parent, contacted Kanwal Rekhi, currently the Chief Executive Officer and Chairman of the Board of the Company, to learn about the Company generally. During the course of the discussion, Mr. Larson expressed interest in exploring a possible relationship between Parent and the Company. Mr. Rekhi indicated to Mr. Larson that although the Company was focused on executing on its business plan, Mr. Rekhi would discuss the matter with the Company's Board of Directors.

     On March 5, 1998, Mr. Larson met with Mr. Rekhi again to further discuss a possible relationship between Parent and the Company.

     On June 9, 1998, Mr. Larson and Mr. Rehki again discussed the possibility of a relationship between Parent and the Company. Parent and the Company entered into a confidentiality agreement under which the Company began to furnish to Parent certain financial and business information concerning the Company.

     During the period from June 9 to June 21, 1998, representatives of Parent and the Company and H&Q, the Company's financial advisor, exchanged information and held various discussions and meetings concerning their respective businesses and the potential framework of an acquisition of the Company by Parent.

     In the morning of July 10, 1998, representatives of Parent, the Company and H&Q held a meeting to discuss a timeframe for a potential acquisition of the Company by Parent, the need for completing an acquisition quickly, the Company's capital needs, the status of litigation involving the Company, possible valuations of the Company, and the extent of the legal, financial and technical review of the Company that would be required by Parent. Mr. Rekhi indicated to Mr. Larson that the Company was then currently pursuing a potential private placement financing of the Company and that, because the Company would be required to suspend its financing activities if an acquisition proposal from Parent were to be approved by the Company's Board of Directors, the Company would require a financing arrangement with Parent pending completion of an acquisition by Parent.

     On July 13, 1998, Parent's legal counsel delivered to the Company's legal counsel an outline of a potential transaction proposing (a) an all cash tender offer by a subsidiary of Parent for all of the outstanding shares of the Company with a subsequent cash-out merger, and (b) a convertible debt financing pursuant to which Parent would loan $10 million to the Company pursuant to a convertible promissory note. Representatives of Parent and the Company, together with their respective legal counsel and H&Q, held telephonic meetings on July 13, 1998 and July 15, 1998 to discuss the proposal.

     On July 16, 1998, Parent's legal counsel delivered a revised proposal reflecting certain changes discussed during the July 13 meeting.

     On July 16, 1998, at a regularly scheduled meeting of Parent's Board of Directors, Mr. Larson and other members of Parent's management briefed the Board of Directors on the status of discussions with the Company and presented the strategic reasons for a possible acquisition of the Company. At that meeting, Parent's Board of Directors authorized Parent's management to proceed with discussions concerning the possible acquisition.

     From July 15, 1998 to July 27, 1998, representatives of Parent and Parent's legal counsel held daily discussions with representatives of the Company, H&Q and the Company's legal counsel to negotiate various aspects of the acquisition and financing proposals. In addition, between July 18, 1998 and July 23, 1998, Parent's legal counsel, accountants and representatives of Parent conducted more intensive legal, financial and technical reviews of the Company.

     On July 17, 1998 a draft of the Merger Agreement was provided by Parent's legal counsel to the Company's legal counsel. From July 21, 1998 through July 27, 1998, legal counsel, H&Q and representatives of Parent and the Company had numerous discussions concerning various provisions of the draft Merger Agreement, terms of the financing commitment required by the Company, and drafts of various related agreements and ancillary documents.

     On July 27, 1998, Parent's Board of Directors held a special telephonic meeting to discuss the proposed acquisition of the Company. At the meeting, Mr. Larson and other members of Parent's management described the status of the negotiations and the terms of the proposed definitive Merger Agreement. Legal counsel to Parent and members of Parent's management summarized the due diligence review that had been conducted. Following the discussion, Parent's Board of Directors approved and adopted the Merger Agreement, the Loan Agreement and the transactions contemplated thereby.

     During the evening of July 27, 1998 and the morning of July 28, 1998, representatives of Parent and the Company, and their respective legal counsel negotiated and made final revisions to the Merger Agreement, the Loan Agreement, the Convertible Note and the various related agreements and ancillary documents.

     On the morning of July 28, 1998, Parent and Company executed the Loan Agreement and the Company executed the Convertible Note. Subsequently, Parent and the Company executed the Merger Agreement and the Stock Option Agreement and, simultaneously, Parent and certain stockholders of the Company executed the Support Agreements.

12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY.

     Purpose. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

     Approval. Under the DGCL, the approval of the Company's Board of Directors and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company's Board of Directors has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares outstanding on the record date set for the stockholder meeting at which the Merger Agreement is presented for adoption and approval. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders.

     Stockholder Meetings. In the Merger Agreement, the Company has agreed to take all action necessary to convene a special meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by the DGCL. Parent has agreed that all Shares owned by it or any of its subsidiaries (including Purchaser) will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

     Board Representation. If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of Shares then outstanding. The Company has further agreed, upon request of Parent, to promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, increasing the size of the Company's Board of Directors (to the extent permitted by the Company's Certificate of Incorporation and By-Laws) and/or seeking the resignations of one or more existing directors, provided, however, that prior to the Effective Time, the Company's Board of Directors shall at all times have at least two members who are members of the Company's Board of Directors on the date of the Merger Agreement and are neither officers of the Company or any of its subsidiaries, nor officers or directors of Purchaser or any of its affiliates, or other independent directors appointed to replace such persons. Parent currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Parent will designate William L. Larson, Prabhat K. Goyal, Zachary A. Nelson, Richard A. Hornstein and Gregory P.G. Wharton or such other persons listed on Annex I as Parent shall determine, to serve as directors of the Company following consummation of the Offer. See Annex I. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Short Form Merger. Under the DGCL, if Purchaser acquires, pursuant to the Offer, at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent and Purchaser anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the DGCL and its Certificate of Incorporation and By-laws to convene a meeting of its stockholders promptly following consummation of the Offer to consider and vote on the Merger Agreement, if a stockholders' vote is required.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if applicable statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the Offer Price.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. It is expected that, initially following the Merger, the products of the Company will become part of Parent's McAfee Software Division, a new business unit dedicated to expanding Parent's desktop product line, and the business and operations of the Company will be integrated gradually into Parent's operations. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's business.

     Confidentiality. In connection with the Company granting Parent and its representatives access to certain confidential information for purposes of evaluating the contemplated transaction, Parent and the Company executed a Confidentiality Agreement, dated as of June 9, 1998 (the "Confidentiality Agreement"). Among other things, Parent has agreed to keep confidential all confidential proprietary information furnished to it by the Company relating to the Company (the "Confidential Information"), subject to certain exceptions and to use the Confidential Information solely in evaluating possible participation in certain transactions relating to the Company. Additionally, Parent has agreed not to solicit or offer employment to any employees of the Company for a period of 18 months from the date of the Confidentiality Agreement. In the event that the contemplated transaction is not consummated, Parent must destroy or return all Confidential Information of the Company upon the Company's request.

     Extraordinary Corporate Transactions. Except as indicated in this Offer to Purchase, neither Parent nor Purchaser have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any subsidiary, a sale or transfer of a material amount of assets of the Company or any subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company's Board of Directors or management.

13. THE TRANSACTION DOCUMENTS.

  The Merger Agreement

     Commencement of the Offer. The Merger Agreement provides that as promptly as practicable but in no event later than five business days after the date of the Merger Agreement, Purchaser shall, and Parent shall cause Purchaser to, commence the Offer at the Offer Price.

     Merger. The Merger Agreement provides that, as soon as practicable after expiration of the Offer and the receipt of any required approvals and adoption of the Merger Agreement by the Stockholders of the Company, to the extent required by the DGCL, and the satisfaction or waiver, if possible, of certain other conditions contained in the Merger Agreement, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Surviving Corporation") (the "Effective Time").

     Vote Required to Approve Merger. In the Merger Agreement, the Company has agreed, if required by the DGCL in order to consummate the Merger, to take all action necessary in accordance with the DGCL to convene and hold a special meeting of its stockholders (the "Special Meeting") for the purpose of considering and taking action on the Merger Agreement as soon as practicable following the acceptance for payment of and payment for Shares by Purchaser pursuant to the Offer. The Company has further agreed that if a Special Meeting is convened, the Company shall prepare and file with the Commission a preliminary proxy statement relating to the Merger and the Merger Agreement, and use its best efforts (i) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond as soon as practicable to any comments made by the Commission with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (ii) to obtain the necessary approvals of the Merger and adoption of the Merger Agreement by its stockholders. Subject to compliance with applicable fiduciary duties, the Company, acting through its Board of Directors, shall include in the Proxy Statement the recommendation of its Board of Directors that stockholders of the Company vote in favor of approval and adoption of the Merger and the Merger Agreement. In the event that proxies are to be solicited from the Company's stockholders, the Company shall use its best efforts to obtain the necessary approvals of the Merger and adoption of the Merger Agreement by stockholders. At any such Special Meeting, all of the Shares then owned by Parent, Purchaser or any other subsidiaries of Parent will be voted in favor of the Merger.

     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, or the Company or the stockholders, each Share issued and outstanding immediately prior thereto (other than Shares held by Parent, Purchaser, the Company or any of their wholly-owned subsidiaries and Shares with respect to which appraisal rights are properly exercised ("Dissenting Shares")) shall be canceled and extinguished and shall be converted into the right to receive the Offer Price. Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of Shares, be converted into and shall thereafter evidence one validly issued and outstanding share of common stock of the Surviving Corporation.

     Assumption of Stock Option Plans. The Merger Agreement provides that at the Effective Time each Option outstanding under any of the Company's Amended 1993 Stock Plan or 1996 Directors Option Plan, as amended (collectively, the "Company Stock Plans") shall be assumed by Parent and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option (including, without limitation, any repurchase rights or vesting provisions) shares of Common Stock, $0.01 par value, of Parent ("Parent Common Stock"), except that (i) such Option shall be exercisable for that number of shares of Parent Common Stock equal to the product of the number of Shares that were issuable upon exercise of such Option immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the Offer Price and the denominator of which is the average of the last reported sale prices of Parent Common Stock on the five trading days immediately preceding the date of the Effective Time, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Option will be equal to the aggregate exercise price for the Shares purchasable pursuant to such Option immediately prior to the Effective Time divided by the number of full shares of Parent Common Stock purchasable thereafter in accordance with the foregoing, rounded down to the nearest whole cent.

     Cancellation of Warrants. The Merger Agreement provides that Parent shall not assume or continue any outstanding Warrants. The Company, Parent and Purchaser have agreed that all appropriate action will be taken to provide that, at or following the Effective Time, each holder of an outstanding Warrant shall be entitled to receive an amount in cash equal to the product of (i) the excess, if any, of the Offer Price over the per share exercise price of such Warrant and
(ii) the number of Shares subject to such Warrant which are exercisable immediately prior to the Effective Time.

     Employee Benefit Arrangements. The Merger Agreement provides that the Company shall, and Parent shall cause the Company to, honor and, from and after the Effective Time, the Surviving Corporation to honor, all obligations under the employment and severance agreements to which the Company or any of its subsidiaries is presently a party. Notwithstanding the foregoing, from and after the Effective Time, the Surviving Corporation shall have the right to amend, modify, alter or terminate any Company Employee Plan (as defined below), provided that any such action shall not affect any rights for which the agreement or consent of the other party or a beneficiary is required; provided that, except as prohibited by the Company's 401(k) plan or applicable law, the Company will promptly take any and all actions necessary and appropriate to terminate the Company's 401(k) plan, including without limitation (i) adoption of resolutions by the Company's Board of Directors terminating the 401(k) plan immediately prior to consummation of the Offer and (ii) timely delivery of any notices required under the terms of the 401(k) plan. "Company Employee Plan" is defined as any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any affiliate of the Company for the benefit of any employee of the Company.

     In addition, employees of the Surviving Corporation immediately following the Effective Time who immediately prior to the Effective Time were employees of the Company or any Company subsidiary shall be given credit for purposes of eligibility and vesting under each employee benefit plan, program, policy or arrangement of Parent or the Surviving Corporation in which such employees participate subsequent to the Effective Time for all service with the Company and any Company subsidiary prior to the Effective Time (to the extent such credit was given by the Company or any Company subsidiary) for purposes of eligibility and vesting.

     Conditions to Obligations of All Parties to the Merger. The respective obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the following conditions: (i) the stockholders of the Company shall have duly approved and adopted the Merger Agreement if required by the DGCL;
(ii) Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; and (iii) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling and there shall not have been any statute, rule or regulation enacted, promulgated or issued which prevents the consummation of the Merger or has the effect of making the purchase of the Shares illegal.

     Schedule 14D-9. In the Merger Agreement, the Company has agreed that concurrently with the filing by Parent and Purchaser of the Schedule 14D-1, or promptly thereafter on the same day, it will file with the Commission a Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendation of the Company's Board of Directors that the Company's stockholders accept the Offer, and approve and adopt the Merger Agreement and approve the transactions contemplated thereby and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act, provided, that such recommendation may be withdrawn, modified or amended in connection with a Superior Proposal (as defined below).

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser, including, but not limited to, representations and warranties relating to the Company's organization and qualification, capitalization, obligations with respect to capital stock, authority to enter into the Merger Agreement and carry out the transactions contemplated thereby, Commission filings (including financial statements), absence of certain changes or events, taxes, title to properties, absence of liens and encumbrances, intellectual property, compliance, permits and restrictions, litigation, broker's and finder's fees, employee benefit plans and employee matters, environmental matters, agreements, contracts and commitments, change of control payments, customs and information supplied by the Company. The Company has also represented that the Company's Board of Directors has taken or will take all action so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section
203) will not apply to the execution, delivery or performance of the Merger Agreement or the Company Option Agreement or to the consummation of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement.

     Parent and Purchaser have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to Parent's and Purchaser's organization and qualification, their authority to enter into the Merger Agreement and consummate the Offer and the Merger, required consents and approvals, documents related to the Offer, the availability of sufficient funds necessary to satisfy all of Parent's and Purchaser's obligations to purchase all outstanding Shares pursuant to the Offer and the Merger and to pay all related fees and expenses, and the absence of certain litigation.

     Conduct of Company's Business Pending Merger. Except as contemplated by the Merger Agreement, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms, the Effective Time, or such time as Parent's designees shall constitute a majority of the Company's Board of Directors, the Company has agreed that the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization,
(ii) keep available the services of its present officers and employees, and
(iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, except as permitted by the terms of the Merger Agreement, without the prior written consent of Parent, during such period, the Company has agreed not to do any of the following and not to permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, or accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans except pursuant to written agreements outstanding, or policies existing, on the date of the Merger Agreement;

          (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date of the Merger Agreement, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company's intellectual property, or enter into grants to future patent, copyright or other intellectual property rights, other than non-exclusive licenses granted in the ordinary course of business and consistent with past practice (it being agreed that Parent shall not unreasonably withhold consent to any non-exclusive license agreement related to the Company's enterprise business and that Parent's failure to reasonably object to any such agreement within five business days of any request for consent shall constitute such consent);

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; provided that any of the Company's wholly-owned subsidiaries may declare, set aside or pay dividends or make other distributions with respect to their capital stock in the ordinary course of business and consistent with past practices.

          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the service relationship with any employee, director or consultant pursuant to stock option or purchase agreements in effect on the date of the Merger Agreement (which repurchases the Company shall be obligated to effectuate if the repurchase price is less than the Offer Price);

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of the capital stock of the Company or any of its subsidiaries, or any securities convertible into shares of such capital stock, or subscriptions, rights, warrants or options to acquire any shares of such capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of Shares pursuant to the exercise of Options therefor outstanding as of the date of the Merger Agreement, and (ii) the grant of employee stock options, consistent with the Company's established past practice for similarly situated employees, to non-officer employees who are hired in accordance with the Merger Agreement;

          (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or, except as permitted by the Merger Agreement, otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any joint venture, strategic partnership or alliance;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of the Company, except sales of inventory and used equipment, or the license of the Company's products in the ordinary course of business consistent with past practice (it being agreed that Parent shall not unreasonably withhold consent to any non-exclusive license agreement related to the Company's enterprise business and that Parent's failure to reasonably object to any such agreement within five business days of any request for consent shall constitute such consent);

          (j) Incur, assume or pre-pay any indebtedness for borrowed money, guarantee any indebtedness or obligation of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, (ii) pursuant to existing credit facilities in the ordinary course of business, or (iii) as contemplated by the Merger Agreement;

          (k) Hire any employee, except replacements for former non-officer employees, hired in the ordinary course of business consistent with past practice;

          (l) Adopt or amend any employee stock purchase or employee stock option plan, or adopt or amend any material employee benefit plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director, employee or consultant except pursuant to written agreements outstanding on the date of the Merger Agreement and previously disclosed in writing to Parent, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of any of its directors, officers, employees or consultants other than normal periodic salary increases for non-officer employees made in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

          (m) Make any payments outside of the ordinary course of business in an aggregate amount in excess of $250,000;

          (n) Except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

          (o) Enter into, amend or extend any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of the Company's products or products licensed by the Company, other than agreements, extensions or amendments that grant non-exclusive rights to such third parties and provide for termination by the Company for convenience on not more than 60 days' notice;

          (p) Materially revalue any of its assets (other than the booking of reserves in the ordinary course of business and consistent with past practices) or, except as required by a change in law or in GAAP or the rules of the Commission, make any change in accounting methods, principles or practices, including inventory accounting practices;

          (q) Make any loans, advances or capital contributions to, or investments in, any other person or entity, except for loans, advances, capital contributions or investments between any wholly-owned subsidiary of the Company and the Company or another wholly-owned subsidiary of the Company and advances of business related expenses (including expenses related to business travel) to employees in the ordinary course and consistent with past practice;

          (r) Authorize or make capital expenditures beyond those provided in the Company's existing capital expenditure budget, or that are individually in excess of $100,000 or in the aggregate in excess of $500,000 in any calendar quarter;

          (s) Materially accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business;

          (t) Materially delay or accelerate payment of any account payable beyond or in advance of its due date or the date such liability would have been paid in the ordinary course of business;

          (u) Settle or compromise any suits or claims or threatened suits or claims for payments in an aggregate amount in excess of $500,000;

          (v) Make any tax election not required by law or settle or compromise any material tax liability;

          (w) Cancel or terminate any material insurance policy naming it as a beneficiary or a loss payable payee or permit any such policy to lapse (it being understood that the Company may renew any insurance policy in effect as of the date of the Merger Agreement);

          (x) Increase the aggregate dollar value of inventory owned by distributors in the first and second tiers of its distribution channel (which has not been "sold through" to end-user customers and which such distributors have the right to return) above the aggregate value of such inventory at June 30, 1998;

          (y) Begin shipment of any new products to customers, except for alpha versions and not more than 50 beta versions of any product delivered to customers solely for evaluation purposes; or

          (z) Agree in writing or otherwise to take any of the actions described in (a) through (y) above.

     Source Code Escrow. Under the terms of the Merger Agreement, the Company agreed to deposit into escrow (the "Source Code Escrow") with Brambles NSD, Inc., or such other entity as is reasonably satisfactory to Parent and the Company (the "Escrow Agent"), CDROMs containing true, correct and complete copies of the source code, together with all relevant documentation, build instructions, and any tools or libraries used in the build process that are not commercially available in off-the-shelf or shrink wrap form, for each of its currently shipping versions of products (including but not limited to versions of products in the following product families: First Aid, UnInstaller, Oil Change, Guard Dog and CSS Repair Engine for Workgroups) and versions of all products currently under development (collectively, the "CyberMedia Source Code"). The Company will pay all fees and expenses of the Escrow Agent. Prior to the Expiration Date, the Source Code Escrow will be periodically updated to include a complete and updated copy of all CyberMedia Source Code. The CyberMedia Source Code shall be held in the Source Code Escrow at the offices of the Escrow Agent until the date on which Purchaser has accepted for payment and paid for Shares pursuant to the Offer (the "Release Date"), at which time it shall be released to Parent or its representative promptly upon request. In the event that, prior to the Release Date, the Merger Agreement shall be terminated pursuant to its terms, the Source Code Escrow shall terminate and the CyberMedia Source Code shall be returned to the Company.

     Non-Solicitation. The Company has agreed in the Merger Agreement that from and after the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement pursuant its terms, the Company and its subsidiaries will not, and they will direct their respective Representatives (as defined below) not to, directly or indirectly, (A) solicit, initiate or encourage the submission of any Alternative Proposal (as defined below) or (B) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to, an Alternative Proposal. The Company has agreed that it and its subsidiaries will immediately cease, and instruct their respective Representatives to immediately cease, any and all activities, discussions or negotiations with any parties conducted previously with respect to any Alternative Proposal. The Company also has agreed as promptly as practicable, and in any event within 24 hours, to advise Parent orally and in writing of (i) any Alternative Proposal or any request for non-public information which the Company reasonably believes may lead to an Alternative Proposal, (ii) the material terms and conditions of such information, request or Alternative Proposal, and (iii) the identity of the person making any such information, request or Alternative Proposal. The Company will keep Parent informed in all material respects of the status and details (including material amendments) of any such request or Alternative Proposal. For the purposes of the Merger Agreement, an "Alternative Proposal" is defined as any inquiry, proposal or offer from any person or Group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) relating to any direct or indirect acquisition or purchase of any product line or other material portion of the assets of the Company and its subsidiaries taken as a whole (but excluding the purchase from the Company of its products or used equipment in the ordinary course of business), or more than a 20% interest in the total outstanding voting securities of the Company or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement. For the purposes of the Merger Agreement, "Representative" is defined as the officers, directors or employees or any investment banker, attorney, accountant or other advisor or representative retained by the Company or its subsidiaries.

     Subject to the other provisions of the Merger Agreement, from and after the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement pursuant to its terms, the Company has agreed that neither the Company's Board of Directors nor any committee thereof will (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, their approval or recommendation to the Company's stockholders of the Offer, the Merger Agreement or the Merger or (ii) cause the Company to enter into any letter of intent, agreement in principal, acquisition agreement or other similar agreement (an "Acquisition Agreement") with respect to any Alternative Proposal. In addition, subject to the other provisions of the Merger Agreement, from and after the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement pursuant to its terms, the Company has agreed that the Company and its subsidiaries will not, and they will direct their Representatives not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Alternative Proposal; provided, however, that nothing in the Merger Agreement shall prohibit the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

     Notwithstanding the foregoing, if at any time prior to consummation of the Offer, the Company's Board of Directors reasonably determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company's Board of Directors may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal (as defined below), or enter into an Acquisition Agreement with respect to a Superior Proposal, provided that the Company shall have given Parent written notice (a "Notice of Superior Proposal") at least two business days prior to entering into any such Acquisition Agreement and at least two business days prior to public disclosure by the Company's Board of Directors of such withdrawal, modification, approval or recommendation, advising Parent that the Company's Board of Directors has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and identifying the person making such Superior Proposal. Any amendment to the price or material terms of a Superior Proposal shall require an additional Notice of Superior Proposal and an additional two business day period thereafter, to the extent permitted under applicable law, prior to public disclosure by the Company's Board of Directors of its recommendation with respect thereto. For the purposes of the Merger Agreement, "Superior Proposal" is defined as a bona fide offer made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the total outstanding voting securities of the Company or all or substantially all the assets of the Company, which offer is otherwise on terms which the Company's Board of Directors determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company's Board of Directors is capable of being obtained by such third party.

     The Company also has agreed not to provide any non-public information to a third party unless: (i) the Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (ii) such non-public information has been previously or is contemporaneously delivered to Parent.

     Public Announcements. Pursuant to the Merger Agreement, the Company, on the one hand, and Parent and Purchaser, on the other hand, have agreed to attempt in good faith to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger Agreement, the Offer, the Merger or the other transactions contemplated hereby, to provide to the other party for review a copy of any such press release or statement, and not to issue any such press release or make any such public statement prior to attempting in good faith such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

     Indemnification. Pursuant to the terms of the Merger Agreement, all rights to indemnification now existing in favor of any of the current or former directors and officers of the Company (the "Indemnified Parties") as provided in its Certificate of Incorporation or By-Laws, in each case as of the date of the Merger Agreement, and in indemnification agreements between the Company and the Indemnified Parties shall survive the Merger and shall continue in full force and effect from and after consummation of the Offer in accordance with their terms, as such terms exist on the date hereof. After the Effective Time, Parent will cause the Surviving Corporation to honor all rights to indemnification referred to in the preceding sentence.

     Pursuant to the Merger Agreement, Parent has agreed to cause the Company, and from and after the Effective Time, the Surviving Corporation to maintain in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimus extent) to the beneficiaries of the current policies, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 150% of the last annual premium paid by the Company prior to the date hereof ($210,000 for the 12-month period ending October 22, 1998). If the Surviving Corporation is unable to obtain the insurance required by the Merger Agreement for such maximum amount it is required to obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     Termination of Merger Agreement. The Merger Agreement provides grounds for which it may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company (with any termination by Parent also being an effective termination by Purchaser). The Merger Agreement may be so terminated:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company, subject, following the consummation of the Offer, to the concurrence of certain members of the Company's Board of Directors who are independent of Parent;

          (b) by either Parent or the Company if:

             (i) the Offer is terminated, withdrawn or expires pursuant to its terms without any Shares having been purchased thereunder; provided, however, that neither Parent nor the Company may terminate the Merger Agreement if such party is in material breach of the Merger Agreement, including, in the case of Parent, if Parent or Purchaser is in material violation of the terms of the Offer;

             (ii) any court, administrative agency, commission, or other governmental authority or instrumentality ("Governmental Entity") shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, which order, decree, ruling or other action is final and nonappealable; or

             (iii) prior to the purchase of Shares pursuant to the Offer, the Company's Board of Directors has recommended, or the Company has entered into an Acquisition Agreement with respect to, a Superior Proposal; provided, however, that termination by the Company pursuant to this provision of the Merger Agreement is conditioned upon concurrent payment by the Company of the Termination Fee (as defined below) in accordance with the terms of the Merger Agreement.

          (c) by Parent prior to the purchase of Shares pursuant to the Offer if:

             (i) the Company shall have failed to include in the Schedule 14D-9 the recommendation of the Company's Board of Directors that the stockholders of the Company accept the Offer;

             (ii) the Company's Board of Directors or any committee thereof shall have (A) withdrawn or modified (including but not limited to by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, (B) approved or recommended, taken no position with respect to, or failed to recommend against any Alternative Proposal, or (C) resolved to do any of the foregoing;

             (iii) the Company or any of its subsidiaries or any of their respective Representatives participate in any discussions or negotiations with or provide any non-public information to any third party in breach of the non-solicitation provisions of the Merger Agreement; or

             (iv) the Company is in material breach of any of its covenants or obligations under the Merger Agreement; provided that if such breach is curable through the exercise of the Company's commercially reasonable efforts, Parent may not terminate the Merger Agreement under this provision of the Merger Agreement unless such breach is not cured prior to September 30, 1998.

          (d) by the Company prior to the purchase of Shares pursuant to the Offer if:

             (i) the Offer shall not have been commenced in accordance with its terms or Parent or Purchaser shall have failed to purchase validly tendered Shares in violation of the terms of the Offer within 10 business days after the expiration of the Offer; provided, however, that the Company shall not be entitled to terminate the Merger Agreement pursuant to this provision of the Merger Agreement if it is in material breach of the Merger Agreement; or

             (ii) Parent or Purchaser is in material breach of any of its covenants or obligations under the Merger Agreement; provided that if such breach is curable through exercise of Parent's or Purchaser's commercially reasonable efforts, the Company may not terminate the Merger Agreement under this provision of the Merger Agreement unless such breach is not cured within 20 days after giving notice to Parent.

     Fees and Expenses. The Merger Agreement provides that, except as described below, whether or not the transactions contemplated by the Offer and the Merger Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by the Offer and the Merger Agreement shall be paid by the party incurring such expenses.

     The Merger Agreement also provides that the Company shall pay Parent a termination fee of $4,000,000 (the "Termination Fee") under various circumstances as follows.

     The Company is required to pay Parent the Termination Fee concurrently with termination of the Merger Agreement if the Company exercises its right to terminate the Merger Agreement because the Company's Board of Directors is recommending, or the Company is entering into an Acquisition Agreement with respect to, a Superior Proposal.

     The Company is required to pay Parent the Termination Fee within one business day following termination of the Merger Agreement, if Parent exercises its right to terminate the Merger Agreement as a result of any of the following:

          (i) the Company's Board of Directors has recommended, or the Company has entered into an Acquisition Agreement with respect to, a Superior Proposal;

          (ii) the Company fails to include in the Schedule 14D-9 the recommendation of the Company's Board of Directors that the stockholders of the Company accept the Offer;

          (iii) the Company's Board of Directors or any committee thereof (A) withdraws or modifies (including but not limited to by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, (B) approves or recommends, takes no position with respect to, or fails to recommend against any Alternative Proposal, or (C) resolves to do any of the foregoing; or

          (iv) the Company or any of its subsidiaries or any of their respective Representatives participate in any discussions or negotiations with or provide any non-public information to any third party in breach of the non-solicitation provisions of the Merger Agreement.

     The Company is required to pay Parent the Termination Fee if the Merger Agreement is terminated as a result of the mutual consent of the Company and Parent, or if the Offer is terminated, withdrawn or expires pursuant to its terms without any Shares having been purchased thereunder, or is terminated by Parent due to material breach by the Company of any of its covenants or obligations under the Merger Agreement which, if curable through the exercise of the Company's commercially reasonable efforts, has not been cured prior to September 30, 1998, and if at the time of any such termination there is pending any offer by any person other than Parent or any affiliate of Parent to effect an Acquisition (as defined below) and, within 12 months following such termination, any person other than Parent or any affiliate of Parent effects an Acquisition, or enters into an Acquisition Agreement with the Company or commences a tender offer for an Acquisition and the transactions contemplated thereby are subsequently consummated at any time. In such event, the Termination Fee must be paid to Parent at or prior to the consummation of such Acquisition.

     Finally, if the Merger Agreement is terminated as a result of the mutual consent of the Company and Parent, or if the Offer is terminated, withdrawn or expires pursuant to its terms without any Shares having been purchased thereunder (other than a termination solely as a result of a failure to satisfy the Minimum Condition, or a failure to satisfy the conditions specified in
Section 15(iii)(a) or (b) below), or is terminated by Parent due to material breach by the Company of any of its covenants or obligations under the Merger Agreement which, if curable through the exercise of the Company's commercially reasonable efforts, has not been cured prior to September 30, 1998, and if at the time of any such termination no offer by any person other than Parent or any affiliate of Parent to effect an Acquisition is pending and, within six months following such termination, any person other than Parent or any affiliate of Parent effects an Acquisition, or enters into an Acquisition Agreement with the Company or commences a tender offer for an Acquisition and the transactions contemplated thereby are subsequently consummated at any time, the Company is required to pay Parent at or prior to the consummation of such Acquisition an amount equal to the lesser of (A) the Termination Fee or (B) the amount, if any, by which the aggregate consideration paid to the Company and/or its stockholders in such Acquisition exceeds $126,944,000.

     For the purposes of the Merger Agreement, an "Acquisition" is defined as any merger, consolidation or other reorganization, any tender offer or other transaction or series of related transactions involving the acquisition of securities of the Company, or any sale or license of all or substantially all the business or assets of the Company, unless the stockholders of the Company prior to such transaction or series of related transactions retain following such transaction or series of related transactions (in respect of their equity interest in the Company prior thereto) more than 50% of the voting equity securities of the surviving or successor corporation to the business of the Company.

     If the Company fails promptly to pay the Termination Fee or other amount due under these provisions, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for such amounts, the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on such amounts at the prime rate of Bank of America, NT&SA, in effect on the date such payment was required to be made.

     The Termination Fee shall not be deemed to be liquidated damages, and the right to the payment of the Termination Fee shall be in addition to (and not a maximum payment in respect of) any other damages or remedies at law or in equity to which Parent or Purchaser may be entitled as a result of the willful violation or willful breach of any term or provision of the Merger Agreement or any Support Agreement.

  The Support Agreements

     Concurrently with the execution of the Merger Agreement, Parent entered into the Support Agreements with Kanwal Rekhi, James R. Tolonen, Suhas Patil, Ronald S. Posner, Robert Davis and Kenneth Kucera. In the aggregate, such stockholders owned approximately 2,787,116 Shares representing approximately 18.0% of the outstanding Shares on a fully diluted basis (approximately 20.9% of the currently outstanding Shares) as of July 28, 1998. The following is a summary of the material terms of the Support Agreements. This summary is not a complete description of the terms and conditions of the Support Agreements and is qualified in its entirety by reference to the full text of the Support

Agreements which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

     Pursuant to the Support Agreements, each of these stockholders agreed to tender and not withdraw his Shares pursuant to the Offer. Each of such stockholders has also agreed, for so long as the Support Agreement is in effect, at any meeting of the stockholders of the Company, however called, to vote his Shares in favor of the Merger, against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer. Each of such stockholders also granted representatives of Parent an irrevocable proxy to vote his Shares in favor of the Merger and other transactions contemplated by the Merger Agreement, against any Acquisition Proposal.

     In addition, each of such stockholders agreed not to (i) transfer any or all of his Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of his Shares, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to his Shares, (iv) deposit his Shares into a voting trust or enter into a voting agreement or arrangement with respect to his Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of his obligations under the Support Agreements or the Merger Agreement or which would make any representation or warranty of such stockholder under the Support Agreement untrue or incorrect.

     The agreements and proxy contained in each Support Agreement will terminate on the earlier of payment for the Shares pursuant to the Offer and the termination of the Merger Agreement in accordance with its terms.

  The Company Option Agreement

     Concurrently with the execution of the Merger Agreement, the Company and Parent entered into the Company Option Agreement. The following is a summary of the material terms of the Company Option Agreement. This summary is not a complete description of the terms and conditions of the Company Option Agreement and is qualified in its entirety by reference to the full text of the Company Option Agreement, which is incorporated herein by reference, and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

     Pursuant to the Company Option Agreement, the Company granted Parent the option (the "Company Option")to acquire, under certain circumstances, a number of Shares equal to 19.9% of the total number of Shares issued and outstanding as of July 28, 1998 less the number of Shares issuable upon full conversion of the Convertible Note, and adjusted thereafter to reflect changes in the Company's capitalization occurring after the date of the Merger Agreement (provided that the number of Shares issuable upon exercise of the Company Option shall be reduced to the extent necessary so that the aggregate number of Shares issuable under the Company Option and upon conversion of the Convertible Note shall not, upon such issuance, constitute more than 19.9% of the total number of Shares issued and outstanding). The per share purchase price of Shares purchased pursuant to exercise of the Company Option is the Offer Price, payable in cash.

     The Company Option is exercisable, in whole or in part, at any time or from time to time after the occurrence of an event (a "Trigger Event") which causes the Termination Fee to become payable to Parent by the Company under the Merger Agreement. The Company Option terminates upon the earlier of the following: (i) the Effective Time of the Merger, (ii) the termination of the Merger Agreement under circumstances which do not constitute a Trigger Event and following which a Trigger Event cannot occur, (iii) six months after Parent receives written notice from the Company of the occurrence of a Trigger Event, (iv) 12 months following the termination of the Merger Agreement if during such 12-month period no Trigger Event has occurred, and no transaction the consummation of which would give rise to a Trigger Event, is pending, and (v) the date following 12 months after the termination of the Merger Agreement when no transaction entered into or commenced prior to that date that, if consummated, would have given rise to a Trigger Event, remains pending. The exercise period is automatically extended if exercise of the Company Option is prohibited or restrained for certain legal reasons. In addition, the Company Option cannot be exercised by Parent if Parent is in material breach of its material representations, warranties, covenants or agreements in the Company Option Agreement or the Merger Agreement.

     The Company's obligation to issue Shares under the Company Option is subject to a number of conditions, including expiration of all applicable waiting periods under the Hart-Scott-Rodino Act, the absence of any injunction or order, receipt of any required governmental consents, approvals, orders, authorizations and permits.

     At any time when the Company Option is exercisable, Parent has the right (the "Put Option") to require the Company to repurchase the Company Option, either in whole or in part, at a price equal to (i) the difference between the Market Price (as defined below) and the exercise price, multiplied by (ii) the number of Shares subject to purchase under the Company Option or the portion thereof specified in the repurchase notice. "Market Price" is defined as the average per share closing sale price of the Shares on the Nasdaq National Market for the 10 trading days immediately preceding the date of the repurchase notice.

     In the event that Parent (and/or any of its affiliates) receives Net Proceeds (as defined below) which, combined with any Termination Fee paid to Parent pursuant to the Merger Agreement and any payment made to Parent (and/or any of its affiliates) pursuant to Parent's exercise of the Put Option (or upon any other sale of the Company Option) exceed $5,500,000, Parent is required to promptly remit to the Company an amount equal to all Net Proceeds in excess of such amount. "Net Proceeds" is defined as the aggregate proceeds from the sale or other disposition of Shares acquired by Parent (and/or any of its affiliates) upon exercise of the Company Option (plus any securities or other assets issued to Parent (and/or any of its affiliates) in exchange for or as dividends upon such Shares and any cash dividends received by Parent (and/or any of its affiliates) with respect to such Shares) less the exercise price multiplied by the number of Shares included in such disposition.

     Prior to July 28, 2003, the Company Option Agreement requires Parent to vote all Shares acquired upon exercise of the Company Option in the same manner and in the same proportion as all other Shares are voted on each matter submitted to a stockholder vote. In addition, the Company Option Agreement requires Parent to execute written consents with respect to such Shares in the same proportion as written consents are executed by other holders of Shares.

     Under the Company Option Agreement, Parent's right to sell, assign, pledge or otherwise dispose of or transfer Shares acquired upon exercise of the Company Option is subject to certain restrictions and first-refusal rights in favor of the Company.

     In addition, the Company Option Agreement gives Parent certain rights to have the Shares acquired upon exercise of the Company Option registered under the Securities Act for sale in a public offering. The registration rights take effect after the termination of the Merger Agreement and are subject to certain conditions and limitations. In lieu of registration, the Company Option Agreement gives the Company the option to agree to purchase, for cash, all or part of the Shares covered by the registration request, at a price equal to at least 80% of the average per share closing sale price of the Shares on the Nasdaq National Market for the 20 trading days immediately preceding the date Parent gives notice. The Company Option Agreement allows Parent to demand a total of two registrations, and allows the Company to defer the requested registrations for prescribed periods of time under certain circumstances.

  The Loan Agreement

     On July 28, 1998, immediately prior to the execution of the Merger Agreement, the Company and Parent entered into a Note Purchase and Security Agreement (the "Loan Agreement") pursuant to which Parent agreed to loan the Company $10,000,000 in principal amount (the outstanding principal balance and any accrued but unpaid interest constituting the "Loan Amount"). The Loan Amount is evidenced by a Secured Subordinated Convertible Promissory Note (the "Convertible Note") issued concurrently with the execution of the Loan Agreement. The following is a summary of the material terms of the Loan Agreement and the Convertible Note. This summary is not a complete description of the terms and conditions of the Loan Agreement or Convertible Note, and is qualified in its entirety by reference to the full text of such agreements, which are incorporated herein by reference and copies of which have been filed with the Commission as an exhibit to the Schedule 14D-1.

     Conversion Right. Parent has the right, in its sole discretion, at any time and from time to time to elect to convert all or any part of the Loan Amount into the number of Shares (the "Conversion Shares") determined by dividing the total Loan Amount being converted by the Conversion Price. The Conversion Price means $6.66 per Share, subject to adjustment for stock splits, subdivisions and reverse stock splits.

     Interest. The Convertible Note bears interest at an annual rate equal to LIBOR (3-month) in effect on the first day of each calendar quarter, plus two percent. Upon an "Event of Default" (as defined in the Convertible Note and described below), interest will accrue at an annual rate equal to two percent plus the rate otherwise in effect. Interest payments are due on the first day of each calendar quarter, beginning on October 1, 1998, and upon maturity or any prepayment of the outstanding principal amount.

     Repayment; Acquisition. The Loan Amount is payable in full on July 28, 2000. Unless and until the Merger Agreement shall have been terminated in accordance with its terms, the Company may not prepay any principal or interest under the Convertible Note without the prior written consent of Parent. Thereafter, the Company shall have the right at any time and from time to time, upon 10 business days' prior written notice to Parent (during which notice period Parent will remain entitled to elect to convert all or part of the Loan Amount), to prepay the Loan Amount, in whole or in part, without payment of any premium or penalty. The Loan Amount is due and payable (without any prepayment penalty), upon either (i) the closing of the sale or transfer of all or substantially all of the Company's assets; or (ii) the closing of a merger or consolidation of the Company or other transaction or series of related transactions in which the stockholders immediately prior to such transaction or transactions do not own a majority of the voting securities of the Company or the surviving corporation as applicable.

     Subordination. The Convertible Note is subordinated, as to both security interest and right of payment, to up to $6 million of senior debt which the Company may obtain from banks, insurance companies, lease financing institutions, or other institutional lenders (the "Senior Debt").

     Security Interests. As collateral security for the prompt and complete payment and performance of the Company's obligations under the Convertible Note, the Company granted Parent a continuing security interest in all of presently existing and hereafter acquired or arising assets of the Company, including the Company's intangible property and intellectual property rights (the "Collateral").

     Covenants. In connection with the Loan Agreement, the Company covenanted that it:

          (a) will not transfer or otherwise encumber any interest in the Collateral, except for certain permitted liens and liens that may be granted in favor of the holders of Senior Debt and except for non-exclusive licenses under its patents, copyrights and other intellectual property rights granted by the Company in the ordinary course of business;

          (b) will deliver to Parent a quarterly report listing any applications or registrations that it has made, filed or acquired in respect of any patents, copyrights or trademarks and the status of any outstanding applications or registrations;

          (c) will protect, defend and maintain the validity and enforceability of its material patents and copyrights, use its best efforts to detect infringements of its patents and copyrights and promptly advise Parent of infringements detected, and not allow any material patents or copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Parent, which shall not be unreasonably withheld;

          (d) will within 30 days of the date of the Loan Agreement register or cause to be registered (to the extent not already registered) with the United States Copyright Office, the copyrights associated with the currently shipping versions of its "First Aid" software products, and register with the United States Copyright Office once each calendar quarter those additional copyrights developed, authored or acquired by the Company from time to time for new releases and of each then shipping version of its First Aid and Uninstaller software; and

          (e) will not create, incur, assume or suffer to exist any lien with respect to any of its property or assign or otherwise convey any right to receive income therefrom, or enter into any agreement that would impair or conflict with its obligations under the Loan Agreement and Convertible Note without Parent's prior written consent, which consent shall not be unreasonably withheld, and will not permit the inclusion in any contract to which it becomes a party of any provisions that could or might in any way prevent the creation of a security interest in the Company's rights and interests in any property included within the definition of the Collateral acquired under such contracts, except for permitted liens and the granting of liens in favor of the holders of Senior Debt, and except that certain contracts may contain anti-assignment provisions that could in effect prohibit the creation of a security interest in such contracts if the Company is required, in its commercially reasonable judgment, to accept such provisions.

     Events of Default. The occurrence of any of the following would constitute an Event of Default under the Loan Agreement and Convertible Note:

          (a) The Company's breach of the obligation to pay any amount due within 10 days of the date of written notice from Purchaser to the Company of such breach;

          (b) The Company's failure to perform, keep or observe any of its covenants, conditions, promises, agreements or obligations under any agreement with any third person or entity, after the expiration of any applicable grace period under such agreement, or after any period of forbearance acknowledged in writing by the other party to such agreement, if such failure has a material adverse effect on the Company's assets, operations or financial condition;

          (c) The Company's institution of proceedings against itself, or the Company's filing of a petition or answer or consent seeking reorganization or release, under the federal Bankruptcy Code, or any other applicable federal or state law relating to creditors' rights and remedies, or the Company's consent to the filing of any such petition or the appointment of a receiver, liquidation, assignee, trustee or other similar official of the Company or of any substantial part of its property, or the Company's making of an assignment for the benefit of creditors, or the taking of corporate action in furtherance of such action;

          (d) the creation (whether voluntary or involuntary) of, or any attempt to create, any lien or encumbrance upon any of the Collateral, other than permitted liens and liens in favor of the holders of Senior Debt, or the making or any attempt to make any levy, seizure or attachment thereof and such lien, encumbrance, levy, seizure or attachment has not been removed, discharged or rescinded within 10 days after the Company is notified of or learns of such lien, encumbrance, levy, seizure or attachment;

          (e) the occurrence and continuance of any default under any lease or agreement for borrowed money that gives the lessor or the creditor of such indebtedness, as applicable, the right to accelerate the lease payments or the indebtedness, as applicable, in an amount in excess of $1,000,000 or the right to exercise any rights or remedies with respect to any of the Collateral;

          (f) the entry of any judgment or order against the Company in an amount in excess of $1,000,000 which remains unsatisfied or undischarged and in effect for 30 days without a stay of enforcement or execution; or

          (g) The Company's breach of any warranty or agreement made by the Company in the Loan Agreement and, as to any breach that is capable of cure, the Company fails to cure such breach within 20 days of notice from Purchaser of the occurrence of such breach.

     Remedies upon Event of Default. Upon an Event of Default, Parent will have all the rights and remedies of a secured creditor under California law, including the right to foreclose on the Collateral, to require the Company to assemble the Collateral and any tangible property in which Parent has a security interest and to make it available to Parent at a place designated by Parent. Parent will have a nonexclusive, royalty-free license to use the copyrights, patents and trademarks of the Company to the extent reasonably necessary to permit Parent to exercise its rights and remedies upon the occurrence of an Event of Default. The Company will pay any expenses (including reasonable attorneys' fees) incurred by Parent in connection with the exercise of any of Parent's rights upon default, including without limitation any expense incurred in disposing of the Collateral.

     Registration Rights. Parent has the right to demand that the Company register Conversion Shares under the Securities Act. Parent may demand up to four registrations, at the Company's expense, for resale in a public offering if the Company is eligible to register shares on Form S-3 (or two registrations if it is not so eligible). The right to demand registration is subject to various conditions and limitations, including the right of the Company to defer such registration for prescribed periods of time under certain circumstances.

14. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that the Company will not, and will not permit any of its subsidiaries to do any of the following without the prior written consent of Parent: (a) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans; (b) grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreement outstanding, or policies existing, on the date of the Merger Agreement and as previously disclosed in writing to the other, or adopt any new severance plan, or provide any special bonus or special remuneration to any director, employee or consultant, or increase the salary or wage rate or fringe benefits (including rights to severance or indemnification);
(c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;
(d) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date of the Merger Agreement (which repurchase rights the Company shall be obligated to exercise if the repurchase price is less than the Offer Price); or (e) issue, deliver, sell or authorize any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of Shares pursuant to the exercise of stock options therefor outstanding as of the date of the Merger Agreement. See Section 13 "Conduct of Company's Business Pending Merger."

15. CERTAIN CONDITIONS TO PURCHASER'S OBLIGATIONS.

     The Merger Agreement provides that, notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time, Purchaser shall not be required to accept for payment or pay for, or may terminate or amend the Offer and may postpone the acceptance of, and payment for, subject to Rule 14e-1(c) under the Exchange Act (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any Shares tendered pursuant to the Offer if at the Expiration Date (i) the Minimum Condition is not satisfied, (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement of 1976 Act, as amended (the "Hart-Scott-Rodino Act"), shall not have expired or been terminated or (iii) any of the following exist:

          (a) any statute, rule, regulation, legislation, ruling, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger, by any Governmental Entity of competent jurisdiction that (1) makes illegal or otherwise prohibits consummation of the Offer or the Merger, (2) prohibits or materially limits the ownership or operation by Parent or Purchaser of all or any substantial portion of the business or assets of the Company (or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole), or compels Parent or Purchaser to dispose of, divest or hold separately all or any substantial portion of the business or assets of Parent, Purchaser or the Company (or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole), or imposes any material limitation on the ability of Parent or Purchaser to conduct its business or own such assets, (3) imposes any material limitation on the ability of Parent or Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Purchaser or Parent on the adoption of the Merger Agreement and all other matters properly presented to the Company's stockholders, (4) requires divestiture by Parent or Purchaser of any Shares or (5) results in a Material Adverse Effect on the Company (for the purposes of the Merger Agreement, the term "Material Adverse Effect" when used in connection with an entity is defined as any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its subsidiaries, taken as a whole, except for those changes, events and effects that (i) are directly caused by conditions affecting the United States economy as a whole or affecting the industry in which such entity competes as a whole, which conditions do not affect such entity in a disproportionate manner or (ii) are related to or result from the announcement or pendency of the Offer and/or the Merger); or

          (b) there shall be instituted and pending any action or proceeding by any Governmental Entity that would reasonably be expected to result in any of the consequences referred to in clauses (1) through (5) of paragraph (a) above; or

          (c) any change shall have occurred that has had, or reasonably would be expected to have, a Material Adverse Effect on the Company; or

          (d) the Merger Agreement shall have been terminated in accordance with its terms; or

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, shall not be true and correct, as if such representations and warranties were made immediately prior to the consummation of the Offer (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date), except where the failure or failures to be so true and correct, individually or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect on the Company; or

          (f) the Company shall have failed to perform or to comply with any of its obligations, covenants or agreements under the Merger Agreement in any material respect.

     The foregoing conditions (including those set forth in clauses (i) and (ii) of the initial paragraph) are for the benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions (except for any action or inaction in material breach of the Merger Agreement by Parent or Purchaser) and, except for the Minimum Condition, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in their sole discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16. CERTAIN REGULATORY AND LEGAL MATTERS.

     Except as set forth in this Section 16, Purchaser is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, it will be sought, but Purchaser has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Purchaser's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

     Antitrust. The Hart-Scott-Rodino Act provides that the acquisition of Shares by Purchaser may not be consummated unless certain information has been furnished to the Division (the "Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The rules promulgated by the FTC under the Hart-Scott-Rodino Act require the filing by each of Parent and the Company of a Notification and Report Form (a "Form") with the Division and the FTC and that the acquisition of Shares under the Offer may not be consummated until 15 days after receipt by the Division and the FTC of the Form filed by Parent. Within such 15-day period, the Division or the FTC may request additional information or documentary material from Purchaser or the Company. In the event of such request, the acquisition of Shares under the Offer may not be consummated until 10 days after receipt of such additional information or documentary material by the Division or the FTC. Purchaser expects to file its Form with the Division and the FTC on or about August 4, 1998. The Company has advised Purchaser that the Company also expects to file its Form with the Division and the FTC on or about August 4, 1998.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On July 27, 1998, prior to the execution of the Merger Agreement, the Company's Board of Directors, by unanimous vote of all directors present at a meeting held on such date, (i) approved and adopted the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are fair to and in the best interests of, the stockholders of the Company and
(iii) recommended that the stockholders of the Company accept the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby. Accordingly, Section 203 is inapplicable to the Offer or the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 15.

     Pending Litigation. On or about July 28, 1998, an individual claiming to be a stockholder of the Company filed a Class Action Complaint in the Court of Chancery in the State of Delaware (C.A. No. 16565NC) (the "Complaint") alleging, among other things, that the Company's Board of Directors breached its fiduciary duties in approving the Merger Agreement and that Parent knowingly aided and abetted such breach by agreeing to the transaction. The complaint names the members of the Company's Board of Directors, the Company and Parent as defendants. The Complaint seeks an injunction restraining the consummation of the Offer and the Merger, or to rescind them if consummated, and unspecified compensatory damages. Parent believes the Complaint is without merit and intends to vigorously defend against it.

17. FEES AND EXPENSES.

     Except as set forth below, neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Parent and Purchaser have retained MacKenzie Partners, Inc. to act as Information Agent and BankBoston, N.A. to act as Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

     Parent and Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18. MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Purchaser other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by Purchaser.

     Purchaser has filed with the Commission a statement on Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-1 promulgated thereunder, furnishing certain information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth in
Section 9 with respect to information of Parent (except that they will not be available at the regional offices of the Commission).

                                         CYCLONE ACQUISITION CORP.
AUGUST 3, 1998

                                                                         ANNEX I

                  CERTAIN INFORMATION CONCERNING DIRECTORS AND
                   EXECUTIVE OFFICERS OF PARENT AND PURCHASER

                                     PARENT

     The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Parent. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Parent. Unless otherwise indicated, the principal business address of each director or executive officer is Network Associates, Inc., 3965 Freedom Circle, Santa Clara, CA 95054.

     NAME, CITIZENSHIP AND
   CURRENT BUSINESS ADDRESS             POSITION WITH PARENT          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------------    -------------------------------    --------------------------------------------------
William L. Larson                  Chief Executive Officer and        Chief Executive Officer since September 1993.
                                   Chairman of the Board              Chairman of the Board of Directors since April
                                                                      1995. Director since October 1993. President from
                                                                      October 1993 to December 1997. Vice President of
                                                                      SunSoft, Inc., a system software subsidiary of Sun
                                                                      Microsystems, Inc. ("SunSoft"), from August 1988
                                                                      to September 1993.
Leslie G. Denend                   President and Director             Director since June 1995. Elected President in
                                                                      December 1997. Chief Executive Officer and
                                                                      President of Network General Corporation ("Network
                                                                      General") from June 1993 to December 1997. Senior
                                                                      Vice President of Network General from February
                                                                      1993 to June 1993. Currently serves as a director
                                                                      of Rational Software, Proxim Inc., Informix
                                                                      Corporation and United Services Automobile
                                                                      Association.
Virginia Gemmell                   Director                           Director since September 1996. Founded GlidePath,
                                                                      Inc., a consulting firm, and has served as its
                                                                      President since August 1995. Managing Partner of
                                                                      Synectics, Inc., a consulting firm, from May 1986
                                                                      to August 1995.
Edwin L. Harper                    Director                           Director since January 1993. President and Chief
                                                                      Executive Officer of SyQuest Technology, Inc., a
                                                                      manufacturer of computer peripherals, since June
                                                                      1996. President and Chief Executive Officer of
                                                                      ComByte, Inc., a privately-held PC peripherals
                                                                      company, from June 1993 to June 1996. Currently
                                                                      serves as a director of SyQuest Technology, Inc.
                                                                      and Apex PC Solutions, Inc.

     NAME, CITIZENSHIP AND
   CURRENT BUSINESS ADDRESS             POSITION WITH PARENT          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------------    -------------------------------    --------------------------------------------------
Dennis L. Cline                    Executive Vice President of        Executive Vice President of Worldwide Sales since
                                   Worldwide Sales                    January 1998. Vice President of North American
                                                                      Sales from September 1994 to October 1995. Vice
                                                                      President of North American Channel Sales from
                                                                      October 1995 to April 1996. Vice President of
                                                                      Worldwide Channel Sales from April 1996 to October
                                                                      1996. Vice President of International Sales from
                                                                      October 1996 to January 1998. From November 1993
                                                                      to September 1994, Mr. Cline performed sales
                                                                      consulting services for various companies. Vice
                                                                      President of Worldwide Sales for Fifth Generation
                                                                      Systems, a software utilities company, from
                                                                      January 1993 to November 1993.
Prabhat K. Goyal                   Chief Financial Officer, Vice      Chief Financial Officer, Vice President of Finance
                                   President of Finance and           and Administration, Treasurer and Secretary since
                                   Administration, Treasurer and      October 1996. Vice President of Finance, Corporate
                                   Secretary                          Controller and Treasurer from April 1996 to
                                                                      October 1996. Director, Finance and OEM
                                                                      Development, Solaris Products Group for SunSoft
                                                                      from July 1994 to March 1996. Director, Finance
                                                                      and Sales Operations of SunSoft from November 1991
                                                                      to June 1994.
Zachary A. Nelson                  Executive Vice President of        General Manager of Total Service Desk Division
                                   Total Service Desk Division        since January 1998. Vice President and General
                                                                      Manager of Network Management from March 1997 to
                                                                      January 1998. From February 1993 to March 1997,
                                                                      Mr. Nelson was employed in various capacities,
                                                                      most recently as Vice President of Marketing, for
                                                                      Oracle Corporation.
Peter R. Watkins                   Executive Vice President of        Joined in May 1995 as Vice President,
                                   Total Virus and Defense            International Sales. Vice President of
                                   Division                           International Operations from May 1995 to October
                                                                      1996. Vice President of Security from October 1996
                                                                      to January 1997 when he became Vice President and
                                                                      General Manager of Security. From January 1991 to
                                                                      April 1995, Mr. Watkins was employed in various
                                                                      capacities, ultimately serving as Managing
                                                                      Director of European Operations, at SunSoft.

                                   PURCHASER

     The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Purchaser. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Parent. Unless otherwise indicated, the principal business address of each director or executive officer is Network Associates, Inc., 3965 Freedom Circle, Santa Clara, CA 95054.

     NAME, CITIZENSHIP AND
   CURRENT BUSINESS ADDRESS            POSITION WITH PURCHASER        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------------    -------------------------------    --------------------------------------------------
William L. Larson                  Director                           See notation above.
Probhat K. Goyal                   Director                           See notation above.
Zachary A. Nelson                  Director                           See notation above.
Richard A. Hornstein               President and Director             Vice President of Legal Affairs and Corporate
                                                                      Development since January 1998. Director of Legal
                                                                      Affairs from June 1997 to January 1998. Director
                                                                      of Tax from April 1997 to June 1997. International
                                                                      Tax Manager for Coopers & Lybrand from October
                                                                      1995 to April 1997. Tax manager for KPMG Peat
                                                                      Marwick from August 1993 to September 1995.
Gregory P.G. Wharton               Secretary and Director             Manager of Legal Affairs since June 1998.
                                                                      Associate at Wilson Sonsini Goodrich & Rosati, PC
                                                                      from May 1997 to May 1998. Associate at Sullivan &
                                                                      Worcester LLP from May 1995 to April 1997. Law
                                                                      student at Yale University from August 1993 to May
                                                                      1995.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                               The Depositary is:
                                BANKBOSTON, N.A.

            By Mail:                    By Overnight Delivery:                    By Hand:
      c/o Boston Equiserve               c/o Boston Equiserve          Securities Transfer & Reporting
    Corporate Reorganization           Corporate Reorganization                Services, Inc.
            Department                        Department                  55 Broadway -- 3rd Floor
          P.O. Box 8029                    150 Royall Street                    New York, NY
      Boston, MA 02266-8029               Mail Stop 45-01-40             Attention: Delivery Window
                                           Canton, MA 02021

      By Facsimile Transmission:                Confirm by Telephone:
   (For Eligible Institutions Only)                 (781) 575-3120
            (781) 575-2233

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                         MACKENZIE PARTNERS, INC. LOGO
                                 156 5th Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL FREE (800) 322-2885